Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HUDSON GLOBAL, INC.

Hudson Global, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
 DOES HEREBY CERTIFY:
A.The name of the Corporation is Hudson Global, Inc.

B.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation by deleting Article I and substituting the following in lieu thereof:
        “The name of the corporation is Star Equity Holdings, Inc. (the “Corporation”).”
C.The Board of Directors of the Corporation has duly adopted resolutions setting forth the above-referenced amendment, declaring such amendment to be advisable.

D.No meeting or vote of the stockholders of the Corporation was required to approve the above-referenced amendment.

E.The above-referenced amendment was duly adopted in accordance with all applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

F.This Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective as of 12:01 a.m. Eastern Time on September 5, 2025.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on September 3, 2025.

HUDSON GLOBAL, INC.
a Delaware corporation
By: /s/ JEFFREY E. EBERWEIN
Name: Jeffrey E. Eberwein
Title: Chief Executive Officer